EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTERS ENDED JULY 2, 2005 AND JULY 3, 2004

(Unaudited)

	2005	2004
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 1,509,000	$ 1,130,000
Average common shares outstanding	7,398,000	7,352,000
Basic Earnings Per Common Share	$ 0.20	$ 0.15

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 1,509,000	$ 1,130,000
Average common shares outstanding	7,398,000	7,352,000
Dilutive effect of restricted stock	75,000	54,000
Common shares issuable in respect to options issued to employees with a dilutive effect	181,000	109,000
Total diluted common shares outstanding	7,654,000	7,515,000
Diluted Earnings Per Common Share	$ 0.20	$ 0.15

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EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE SIX MONTHS ENDED JULY 2, 2005 AND JULY 3, 2004

(Unaudited)

	2005	2004
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 2,511,000	$ 2,385,000
Average common shares outstanding	7,397,000	7,348,000
Basic Earnings Per Common Share	$ 0.34	$ 0.32

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 2,511,000	$ 2,385,000
Average common shares outstanding	7,397,000	7,348,000
Dilutive effect of restricted stock	75,000	50,000
Common shares issuable in respect to options issued to employees with a dilutive effect	194,000	85,000
Total diluted common shares outstanding	7,666,000	7,483,000
Diluted Earnings Per Common Share	$ 0.33	$ 0.32

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